Harbert Discovery Fund, LP 2100 Third Avenue North, Suite 600 Birmingham, AL 35203
Attn:	Kenan Lucas, Managing Director and Portfolio
Manager of Harbert Discovery Fund GP, LLC

May 24, 2021

Dear Mr. Lucas:

I am writing in response to your letter dated May 19, 2021, which has been shared and discussed with the full Board of Directors (the “Board” or “we”) of Global Indemnity Group, LLC (the “Company”).  We thank you for your continued interest in the Company and appreciate your perspectives on the Company, as we do for all of our shareholders.  While we may not share the same strategic vision for the Company, we are fully aligned with you in our belief in the intrinsic value of the business and its ability to deliver strong fundamental results in the coming quarters and years.

At our forthcoming Investor Day Conference on September 13, David Charlton, chief executive of the Company’s insurance businesses, Reiner Mauer,  chief operations officer of the Company’s insurance businesses, other members of Company management, as well as the undersigned will discuss and be available to answer investors’ questions regarding the Company’s strategic direction, the Company’s financial performance and business outlook,  as well as other matters that may be of interest to investors.  I hope you will attend.

As always, we appreciate your continued support and look forward to sharing in the success of the Company going forward into the future.

Very truly yours,
/s/ Saul A. Fox
Saul A. Fox, Chairman
Global Indemnity Group, LLC

Three Bala Plaza East │ Suite 300 │ Bala Cynwyd, PA 19004 │ P: 610-664-1500 │ F: 610-660-8882 │ global-indemnity.com